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For Immediate Release                                       EXHIBIT 99.1


                            HAWK CORPORATION ACQUIRES
                       POWDER METAL MANUFACTURING BUSINESS


Cleveland, Ohio (June 8, 1998)-- Hawk Corporation, (NYSE: HWK) a
Cleveland-based manufacturing company, announced that it has acquired Clearfield Powdered Metals, Inc. a manufacturer of powder metal components. Hawk financed the acquisition with available cash. Terms of the transaction were not disclosed.

Clearfield, which is located in Clearfield, Pennsylvania, is a powder metal component manufacturer primarily serving the lawn and garden, home appliance, power hand tool, and truck markets. In 1997, Clearfield had net sales of $10.8 million which Hawk projects will grow to $12.0 million in 1998. Dennis L. Merrey will continue as the President of Clearfield under Hawk ownership. Commenting on the purchase, Mr. Merrey said, "We are excited about joining the Hawk family of companies. There is a tremendous fit between our two businesses that will truly benefit our customers and employees."

Jeff Berlin, Hawk's Executive Vice President, said "Hawk was attracted by Clearfield's strong management team and superior results. The operations and customer base at Clearfield are complementary to Hawk's other powder metal companies."

Clearfield was founded by Mr. Merrey in 1984 and began production in January 1985. The manufacturing plant which is located in central Pennsylvania has been expanded several times to reach its current size of 40,000 sq. ft. Hawk plans to keep the operations in the current existing facility.

With the addition of Clearfield, Hawk now has four powder metal component facilities covering a full range of manufacturing capability. Hawk's Helsel division, located in Campbellsburg Indiana, concentrates on high precision components for the hydraulics and fluid power industries. Hawk's Wellman Friction products division specializes in large components for the construction, agriculture, and truck markets. Sinterloy, which was purchased by Hawk in August 1997, produces parts primarily for the business equipment marketplace. The total revenues of Hawk's four powder metal facilities are just under $60.0 million, making Hawk one of the leading manufacturers of powder metal components for industrial applications.

Hawk, through its operating subsidiaries, designs, engineers, manufactures and markets specialized components, principally made from powder metals, used in a wide variety of aerospace, industrial and commercial applications. In addition to its powder metal business, Hawk is a leading worldwide supplier of friction products for brakes, clutches and transmissions used in aerospace, industrial
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and specialty applications.  In addition, the Company designs and manufactures die-cast aluminum rotors for small electric motors used in business machines, appliances and exhaust fans. The Company's main manufacturing facilities are located in Brook Park, Ohio; Medina, Ohio; Akron, Ohio; Campbellsburg, Indiana; Alton, Illinois (outside St. Louis); Solon Mills, Illinois (outside Chicago); Orzinuovi, Italy and Concord, Ontario, Canada.

This press release contains certain forward-looking statement with respect to the future performance of Hawk Corporation that involve risks and uncertainties. Various factors could cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Without limitation, there is no assurance that Hawk will be able to successfully integrate Clearfield into its existing business, or that Clearfield will achieve results comparable to Hawk's existing business. Reference is made to the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the period ended December 31, 1997 and the Company's quarterly report on Form 10-Q for the period ended March 31, 1998, for a description of factors that could cause actual results to differ materially from those in the forward-looking statements.


For further information, please contact:

Jeffrey H. Berlin, Executive Vice President or
Thomas A. Gilbride, Vice President--Finance

(216) 861-3553